Exhibit h(8)

                                    FORM OF
                     Contractual Administration Fee Waivers

AGREEMENT made this 16th day of September, 1999, by and between the ABN AMRO Funds, a Massachusetts business trust (the "Trust"), and ABN AMRO Fund Services, Inc. (the "Administrator").

The Administrator hereby agrees to waive .03% of its fee for each of the following funds through April, 2000:


Institutional Treasury Money Market Fund (US)
Institutional Government Money Market Fund (US)
Institutional Prime Money Market Fund (US)


This Agreement shall be renewable for additional one year periods, beginning May 1, 2000, upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


ABN AMRO FUNDS                              ABN AMRO Fund Services, Inc.

By:                                                  By:

Attest:                                              Attest:


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